CERTIFICATE OF CORRECTION
OF

CERTIFICATE OF DESIGNATION
OF
POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS
OF
SERIES G CONVERTIBLE PREFERRED STOCK

OF

EXABYTE CORPORATION

It is hereby certified that:

                1. The name of the corporation (hereinafter called the "corporation") is Exabyte Corporation.

                2. The Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series G Convertible Preferred Stock of the corporation, which was filed by the Secretary of State of Delaware on April 12, 2001, is hereby corrected.

                3. The defect to be corrected in said instrument is as follows:

                      The inadvertent omission of certain provisions relating to the adjustment of the Dividend Conversion Price.

                4. The portions of the instrument in corrected form is as follows:

        First, Section 2 in corrected form is as follows:

2.        Dividend Rights.

                         (a)        Preferential Dividends. Holders of the outstanding shares of Series G Preferred (the "Holders") will be entitled to receive, when, as and if declared by the Board of Directors, out of legally available funds, dividends on the Series G Preferred in an amount (the "Dividend Payment Amount") calculated at a compound annual rate of nine percent (9.0%) (the "Dividend Rate") on the aggregate Original Series G Issue Price for shares of Series G Preferred outstanding as of the 16th day of April, commencing April 16, 2002 and on April 16 of each year thereafter that any shares of Series G Preferred remain outstanding (each, a "Dividend Payment Date"), payable in cash or through the issuance of shares of Common Stock, as determined by Section 2(d). All dividends will be cumulative, whether or not declared, from the Original Series G Issue Date and will be payable annually in arrears with respect to shares outstanding on each Dividend Payment Date, commencing on April 30, 2002 and on April 30 of each year thereafter following each Payment Dividend Date, to Holders of record on such Dividend Payment Date immediately preceding. The amount of such dividend payment to be paid in shares of Common Stock will be satisfied and paid by the delivery to such Holders of record a number of shares of Common Stock calculated as follows (the "In-Kind Dividend Payment Amount"):

Dividend Payment Amount / Dividend Conversion Price (as defined below)

The "Dividend Conversion Price" shall initially be Two Dollars ($2.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series G Preferred. Such initial Dividend Conversion Price shall be adjusted from time to time in accordance with Section 7 below. All references to the Dividend Conversion Price herein shall mean the Dividend Conversion Price so adjusted.

If the full Dividend Payment Amount or In-Kind Dividend Payment Amount is not declared or paid with respect to any Dividend Payment Date, then the undeclared portion shall be compounded and thereafter accrue at the Dividend Rate.

The Company will not be required to issue any fractional share of Common Stock to which any Holder of Series G Preferred may become entitled pursuant to this Section. The Board of Directors may elect to settle any final fraction of a share of Common Stock which a Holder of one or more shares of Series G Preferred would otherwise be entitled to receive pursuant to this Section by having the Company pay to such Holder, in lieu of issuing such fractional share, cash in an amount (rounded upward to the nearest whole cent) equal to the equivalent fraction of the In-Kind Dividend Payment Amount in effect for the dividend payment with respect to which such shares of Series G Common Stock are being delivered. Such election, if made, will be made as to all holders of Series G Preferred who would otherwise be entitled to receive a fractional share of Series G Preferred on the date fixed for the payment of such dividend. Payment of such dividends as provided herein will be deemed to have been made when shares of Common Stock have been issued to the record Holders of the Series G Preferred entitled to receive the same.

                         (b)        Participation Rights. Holders of Series G Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior to in right of payment to the Series G Preferred (collectively, "Junior Stock"), shall be entitled to receive dividends as set forth in Section 2(a) above, when and as declared by the Board of Directors, but only out of funds that are legally available therefor. After payment of the preferential dividend (including all arrearage and deficiency of the preferential dividends) to the holders of the Series G Preferred, dividends may be declared and paid upon shares of Common Stock or any other Junior Stock in any fiscal year of the Corporation, but only if dividends are also concurrently declared and paid on the Series G Preferred in an amount per share equal to: (a) in the case of a dividend declared on the Common Stock, the product of the Series G Conversion Rate and the amount per share declared on each such share of Common Stock, (b) in the case of a dividend declared on junior preferred stock convertible into Common Stock, the amount determined by dividing (i) the product of the Series G Conversion Rate and the aggregate amount of the dividend declared and paid on all outstanding shares of such junior preferred stock, (ii) by the number of shares of Common Stock which such outstanding shares of junior preferred stock are convertible into as of the record date for such dividend, and (c) in the case of junior preferred stock that is not convertible into Common Stock, in an amount determined by the Board of Directors in good faith such that the holders of Series G Preferred receive an equivalent dividend in such circumstances. The record date for any such dividend shall be the same record date as set for holders of Common Stock or junior preferred stock, as the case may be.

                         (c)        Participation with Common. If any dividend or other distribution payable in property other than cash is declared on the Common Stock (excluding any dividend or other distribution for which adjustment to the Conversion Price is provided by Section 7), each holder of Series G Preferred on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same property that such holder would have received if on such record date such holder was the holder of record of the number (including for purposes of this Section 2 any fraction) of shares of Common Stock into which the shares of Series G Preferred then held by such holder are convertible.

                         (d)        Limits upon Cash Dividends and Stock Dividends. Without otherwise limiting the dividend rights set forth in this Section 2 or elsewhere in this Certificate, the Corporation shall not declare or pay any cash dividends and shall declare and pay dividends through the issuance of shares of Common Stock in accordance with Section 2(a) above for so long as it is contractually or otherwise limited from doing so under any agreements dated before or entered into by the Company before the Original Series G Issue Date, including but not limited to that certain $25,000,000 Accounts Receivable Line of Credit by and between the Corporation and Congress Financial Corporation (Southwest), as amended and supplemented from time to time (collectively, the "Existing Agreements"). Also, the Corporation must pay dividends in cash if it is not prohibited from doing so under any of such Existing Agreements on any applicable Dividend Payment Date.

        Second, Section 6 in corrected form is as follows:

6. Conversion Rights.

        The holders of the Series G Preferred shall have the following rights with respect to the conversion of the Series G Preferred into shares of Common Stock:

                 (a)        Optional Conversion. Except as may be limited by Section 6(f), subject to and in compliance with the provisions of this Section 6, any shares of Series G Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series G Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series G Conversion Rate" then in effect (determined as provided in Section 6(b)) by the number of shares of Series G Preferred being converted.

                 (b)        Series G Conversion Rate. The conversion rate in effect at any time for conversion of the Series G Preferred (the "Series G Conversion Rate") shall be the quotient obtained by dividing the Original Series G Issue Price by the "Series G Conversion Price" calculated as provided in Section 6(c).

                 (c)        Conversion Price. The conversion price for the Series G Preferred (the "Series G Conversion Price") shall initially be Two Dollars and Forty Cents ($2.40), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series G Preferred. Such initial Series G Conversion Price shall be adjusted from time to time in accordance with Section 7. All references to the Series G Conversion Price herein shall mean the Series G Conversion Price as so adjusted.

                 (d)        Mechanics of Conversion.

                        i.        Optional Conversion. Each holder of Series G Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series G Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series G Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled together with dividends thereon in accordance with Section 6(d)(ii) below. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series G Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                        ii.        Dividends. Upon conversion of any shares of Series G Preferred (the "Converted Shares"), any accrued but unpaid dividends on the Converted Shares shall be paid in cash or in shares of Common Stock pursuant to Section 2(d) in an amount determined in accordance with this Section 6(d)(ii).  The amount of any dividend paid in cash (the "Accrued Dividend Amount") shall be equal to the aggregate amount of accrued but unpaid dividends, if any, through the Dividend Payment Date immediately preceding the date of conversion plus the product of the (A) the Dividend Payment Amount that would otherwise accrue and be payable solely with respect to the Converted Shares on the Dividend Payment Date immediately following the date of conversion if the Converted Shares were outstanding on such Dividend Payment Date and (B) a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date, or the Original Series G Issue Date, whichever is later, and (ii) the denominator of which is the total number of days between the Dividend Payment Date immediately preceding the date of conversion and the Dividend Payment Date immediately following the date of conversion.  In the event Section 2(d) requires that the accrued dividends on the Converted Shares be paid in shares of Common Stock, the number of shares to be issued shall be equal to the product of the Accrued Dividend Amount divided by the Dividend Conversion Price. Except as may be prohibited by Section 2(d), any cumulative and unpaid dividends accrued from the Original Series G Issue Date to and including the last Dividend Payment Date before the date of conversion shall be paid in cash.

                 (e)        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series G Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series G Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                 (f)        Limits on Conversion. In the event that the aggregate shares of Common Stock issued or issuable to any Holder upon all conversions of Series G Preferred pursuant to this Section 6, together with any shares issued as dividends thereon, exceeds the lesser of (i) 20% or more of the total voting power of the Corporation or (ii) 20% or more of the total Common Stock outstanding immediately prior to the Original Series G Issue Date, then the aggregate number of shares of Common Stock issuable upon all conversions of Series G Preferred by such Holder will not exceed the lesser of (i) 19.9% of the aggregate voting power or (ii) 19.9% of the total Common Stock of the Corporation outstanding immediately prior to the Original Series G Issue Date. The Corporation will pay to the Holder of the balance of the shares that would otherwise be converted an amount equal to the product of the number of unconverted shares multiplied by the Closing Price of the Common Stock on the last business day prior to the date as of which the conversion is effective.

Third, Section 7 in corrected form is as follows:

        2.        Adjustments to Conversion Price and Dividend Conversion Price

                 (a)        Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Series G Issue Date effect a subdivision of the outstanding Common Stock, the Series G Conversion Price and the Dividend Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Series G Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series G Conversion Price and the Dividend Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                 (b)        Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series G Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a divided or other distribution payable in additional shares of Common Stock, in each such event the Series G Conversion Price and the Dividend Conversion Price that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series G Conversion Price and the Dividend Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series G Conversion Price and the Dividend Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series G Conversion Price and the Dividend Conversion Price shall be adjusted pursuant to this Section 7(b) to reflect the actual payment of such dividend or distribution.

                 (c)        Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Series G Issue Date, the Common Stock issuable upon the conversion of the Series G Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), in any such event each holder of Series G Preferred shall have the right thereafter (i) to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series G Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof, and (ii) unless such dividends are paid in cash in accordance with Section 2(d) above, prior to conversion to receive as dividends the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock issuable as dividends on such shares of Series G Preferred immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(c) with respect to the rights of the holders of the Series G Preferred after the recapitalization, reclassification or otherwise to the end that the provisions of this Section 7(c) (including adjustment of the Series G Conversion Price and the Dividend Conversion Price then in effect, the number of shares issuable upon conversion of the Series G Preferred and the number of shares of issuable as dividends on the Series G Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                 (d)        Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Series G Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 7) or, subject to Section 8(vi), in the case of any consolidation or merger of the Company with or into another corporation or business entity (other than a consolidation or merger (i) with a subsidiary in which the Company is the surviving corporation or (ii) which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), as a part of such capital reorganization, provision shall be made so that the holders of the Series G Preferred shall thereafter be entitled (1) to receive upon conversion of the Series G Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof, and (2) unless such dividends are paid in cash in accordance with Section 2(d) above, prior to conversion to receive as dividends the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock issuable as dividends on such shares of Series G Preferred would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series G Preferred after the capital reorganization to the end that the provisions of this Section 7(d) (including adjustment of the Series G Conversion Price and the Dividend Conversion Price then in effect, the number of shares issuable upon conversion of the Series G Preferred and the number of shares issuable as dividends on the Series G Preferred) shall be applicable after that event and be as nearly equivalent as practicable. Subject to Section 8(vi), in case of a consolidation or merger, the surviving or successor corporation or other entity shall duly execute and deliver to each Holder of the Series G Preferred a supplement hereto acknowledging such corporation's or entity's obligations under this Section 7(d). The foregoing provisions of this subsection 7(d) shall similarly apply to successive reclassifications, capital reorganizations and other changes, consolidations or merger.

                 (e)        Certificate of Adjustment. In each case of an adjustment or readjustment of (i) the Series G Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series G Preferred and (ii) the Dividend Conversion Price for the number of shares of Common Stock or other securities issuable as dividends on the Series G Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series G Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series G Conversion Price and the Dividend Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series G Preferred and as dividends on the Series G Preferred. The Company shall provide each Holder of the Series G Preferred with not less than 10 days prior written notice of any event, other than an Acquisition or Asset Transfer, resulting in an adjustment under Section 7. With respect to a proposed Acquisition or Asset Transfer, the Holders of the Series G Preferred shall be given sufficient notice of such event so that they will have a minimum of 30 days to consider whether or not to consent to such proposed Acquisition or Asset Transfer pursuant to Section 8.

                 (f)        Determination of Shares. For purposes of determining the adjusted Series G Conversion Price or Dividend Conversion Price, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

Fourth, Section 11(g) as corrected is as follows:

                 (g)        Status of Converted Stock. In the event that any shares of Series G Preferred shall be converted pursuant to Section 6, the shares so converted shall resume the status of authorized, undesignated, and unissued shares of Preferred Stock.

Fifth, all references to Sections 7 through 10 are corrected to refer to Sections 8 through 11, respectively.